Exhibit 99.1

Investor Contact:	W. Larry Cash
President of Financial Services
and Chief Financial Officer
(615) 465-7000

COMMUNITY HEALTH SYSTEMS, INC. PREVIEWS

THIRD QUARTER 2015 OPERATING RESULTS

FRANKLIN, Tenn. (October 21, 2015) - Community Health Systems, Inc. (NYSE: CYH) (the “Company”) today announced preliminary financial and operating results for the three months ended September 30, 2015. These results are based on information available to management as of the date of this press release and are subject to revision upon finalization of the Company’s quarterly accounting and financial reporting procedures.

The Company anticipates net operating revenues for the three months ended September 30, 2015, will be approximately $4.846 billion, compared with $4.780 billion for the same period in 2014. Income from continuing operations before taxes as reported for the three months ended September 30, 2015, is expected to be approximately $121 million, compared with $133 million for the three months ended September 30, 2014. Adjusted EBITDA for the three months ended September 30, 2015, is expected to be approximately $661 million, compared with $750 million for the same period in 2014. Income from continuing operations for the three months ended September 30, 2015, excluding expenses from the planned spin-off of Quorum Health Corporation, is expected to be $0.56 per share (diluted), compared with $1.01 per share (diluted) for the three months ended September 30, 2014.

The consolidated operating results for the three months ended September 30, 2015, reflect a 1.9 percent decrease in total admissions and a 0.2 percent increase in adjusted admissions, compared with the same period in 2014. On a same-store basis, admissions decreased 2.1 percent while adjusted admissions increased 0.1 percent, compared with the same period in 2014. Same-store net revenue per adjusted admission increased 1.0 percent for the three months ended September 30, 2015, compared to the same period in 2014.

Consolidated net operating revenues increased over the prior year by 1.4 percent as a weakness in volume and deterioration in revenue payor mix compared with the first six months of 2015 resulted in lower than anticipated net operating revenues during the period. Accordingly, consolidated salaries and benefits, which included higher costs related to an increase in the number of employed physicians, increased as a percentage of consolidated net revenue from 45.7 percent for the three months ended September 30, 2014, to 46.2 percent for the three months ended September 30, 2015. Consolidated supplies expense, which increased primarily from higher drug costs, also increased as a percentage of consolidated net revenue from 15.3 percent for the three months ended September 30, 2014, to 15.7 percent for the three months ended September 30, 2015. Consolidated other operating expenses, which included higher costs incurred related to the Company’s implementation of ICD-10, increased as a percentage of consolidated net revenue from 23.4 percent for the three months ended September 30, 2014, to 23.7 percent for the three months ended September 30, 2015. Electronic health records incentives were also lower than the same period in the prior year by $34 million.

-MORE-

CYH Previews Third Quarter 2015 Results

October 21, 2015

The Company has posted on the “Investor Relations” section of its website a slide presentation regarding the preliminary results of operations for the third quarter ended September 30, 2015. The Company anticipates reporting its complete financial results for the three and nine months ended September 30, 2015, on November 2, 2015, followed by a live earnings call on November 3, 2015.

EBITDA is a non-GAAP financial measure which consists of net income attributable to Community Health Systems, Inc. before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude discontinued operations, loss from early extinguishment of debt, impairment of long-lived assets, net income attributable to noncontrolling interests, acquisition and integration expenses from the acquisition of Health Management Associates, Inc. (“HMA”), expenses incurred related to the Company’s planned spin-off of Quorum Health Corporation, expense related to government legal settlements and related costs, and expense from fair value adjustments related to the HMA legal proceedings, accounted for at fair value, underlying the CVR agreement, and related legal expenses. The Company believes that it is useful to present Adjusted EBITDA because it excludes the portion of EBITDA attributable to noncontrolling interests and clarifies for investors the Company’s portion of EBITDA generated by continuing operations. The Company uses Adjusted EBITDA as a measure of liquidity. The Company has also presented Adjusted EBITDA in this release because it believes it provides investors with additional information about the Company’s ability to incur and service debt and make capital expenditures. Adjusted EBITDA is not a measurement of financial performance or liquidity under U.S. GAAP. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with U.S. GAAP. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. This calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. A reconciliation of Adjusted EBITDA to net cash provided by operating activities will be provided as part of the Company’s reporting of completed financial results.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the largest publicly-traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. Through its subsidiaries, the Company currently owns, leases or operates 198 affiliated hospitals in 29 states with an aggregate of approximately 30,000 licensed beds.

The Company has announced plans for a spin-off transaction to create a new, publicly-traded company, Quorum Health Corporation, with 38 affiliated hospitals and related outpatient services in 16 states, together with Quorum Health Resources, LLC, a subsidiary providing management and consulting services to non-affiliated hospitals. The transaction is expected to close during the first quarter of 2016.

The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

-MORE-

CYH Previews Third Quarter 2015 Results

October 21, 2015

Regulation FD Disclosure

The Company is also providing a preliminary update to its 2015 annual guidance to reflect selected changes to projected consolidated operating results for the year ending December 31, 2015, as reflected in the Company’s earnings release issued on August 3, 2015. These projections reflect expected year-to-date operating results and expected operating results for the remainder of 2015. The 2015 annual guidance is based on the Company’s historical and expected operating performance, current trends and other assumptions that the Company believes are reasonable at this time.

•	Net operating revenues less provision for bad debts for 2015 is now anticipated to be $19.500 billion to $19.800 billion.

•	Adjusted EBITDA for 2015 is now anticipated to be $2.900 billion to $3.025 billion.

•	Income from continuing operations per share (diluted) for 2015 is now anticipated to be $3.40 to $3.75, based on weighted average diluted shares outstanding of 116 to 117 million.

•	The settlement of certain claims related to the BP oil spill, for which the Company previously expected to recognize up to $28 million, are no longer expected to be recognized in 2015.

•	The Company’s projection excludes the following: payments related to the CVRs issued in connection with the HMA acquisition, and changes in the valuation of liabilities underlying the CVR; losses from the early extinguishment of debt; impairment of long-lived assets; the resolution of government investigations or other significant legal settlements; costs incurred in connection with the proposed spin-off transaction of Quorum Health Corporation; and other significant gains or losses that neither relate to the ordinary course of business nor reflect the Company’s underlying business performance.

-MORE-

CYH Previews Third Quarter 2015 Results

October 21, 2015

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainties. All statements in this press release other than statements of historical fact, including statements regarding projections, expected operating results, and other events that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “thinks,” and similar expressions, are forward-looking statements. Although the Company believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and may be beyond the control of the Company. Accordingly, the Company cannot give any assurance that its expectations will in fact occur and cautions that actual results may differ materially from those in the forward-looking statements. A number of factors could affect the future results of the Company or the healthcare industry generally and could cause the Company’s expected results to differ materially from those expressed in this press release.

These factors include, among other things:

•	general economic and business conditions, both nationally and in the regions in which we operate;

•	implementation, effect of, and changes to, adopted and potential federal and state healthcare reform legislation and other federal, state or local laws or regulations affecting the healthcare industry;

•	the extent to which states support increases, decreases or changes in Medicaid programs, implement healthcare exchanges or alter the provision of healthcare to state residents through regulation or otherwise;

•	risks associated with our substantial indebtedness, leverage, and debt service obligations;

•	demographic changes;

•	changes in, or the failure to comply with, governmental regulations;

•	potential adverse impact of known and unknown government investigations, audits, and Federal and State False Claims Act litigation and other legal proceedings;

•	our ability, where appropriate, to enter into and maintain managed care provider arrangements and the terms of these arrangements, which may be further impacted by the consolidation of managed care companies;

•	changes in, or the failure to comply with, managed care provider contracts, which could result in, among other things, disputes and changes in reimbursements, both prospectively and retroactively;

•	changes in inpatient or outpatient Medicare and Medicaid payment levels;

•	the effects related to the continued implementation of the sequestration spending reductions and the potential for future deficit reduction legislation;

•	increases in the amount and risk of collectability of patient accounts receivable, including the impact of the adoption of ICD-10;

•	the efforts of insurers, healthcare providers and others to contain healthcare costs;

•	our ongoing ability to demonstrate meaningful use of certified electronic health record technology and recognize income for the related Medicare or Medicaid incentive payments;

•	increases in wages as a result of inflation or competition for highly technical positions and rising supply costs due to market pressure from pharmaceutical companies and new product releases;

•	liabilities and other claims asserted against us, including self-insured malpractice claims;

•	competition;

•	our ability to attract and retain, at reasonable employment costs, qualified personnel, key management, physicians, nurses and other healthcare workers;

•	trends toward treatment of patients in less acute or specialty healthcare settings, including ambulatory surgery centers or specialty hospitals;

-MORE-

CYH Previews Third Quarter 2015 Results

October 21, 2015

•	changes in medical or other technology;

•	changes in U.S. generally accepted accounting principles;

•	the availability and terms of capital to fund additional acquisitions or replacement facilities or other capital expenditures;

•	our ability to successfully make acquisitions or complete divestitures;

•	our ability to successfully integrate any acquired hospitals, including those of HMA, or to recognize expected synergies from acquisitions;

•	the impact of the acquisition of HMA on third-party relationships;

•	the impact of seasonal severe weather conditions;

•	our ability to obtain adequate levels of general and professional liability insurance;

•	timeliness of reimbursement payments received under government programs;

•	effects related to outbreaks of infectious diseases;

•	the impact of the external, criminal cyber-attack suffered by us in the second quarter of 2014, including potential reputational damage, the outcome of our investigation and any potential governmental inquiries, the outcome of litigation filed against us in connection with this cyber-attack, the extent of remediation costs and additional operating or other expenses that we may continue to incur, and the impact of potential future cyber-attacks or security breaches;

•	the timing and completion of the previously announced planned spin-off;

•	the effects of the planned spin-off on our business, including our ability to achieve the anticipated benefits of the spin-off; and

•	the other risk factors set forth in our other public filings with the Securities and Exchange Commission, including our 2014 Form 10-K, filed on February 25, 2015.

The Company cautions that the preliminary results for the three months ended September 30, 2015, set forth in this press release are given as of the date hereof based on information currently available to management and are subject to revision upon finalization of the Company’s quarterly accounting and financial reporting procedures. The expected consolidated operating results for the three months ended September 30, 2015, are not necessarily indicative of the results that may be experienced for any future periods. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

-END-